SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)   October 15, 2003

Western Plains Energy, L.L.C.
(Exact Name of Registrant as Specified in Charter)

Kansas	333-74982	48-1247506
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

414 Main Street P. O. Box 340 Quinter, Kansas		67752
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code (785) 754-2119

(Former Name or Former Address, if Changed Since Last Report)

Item 4.  Changes in Registrant’s Certifying Accountant.

On October 15, 2003, the Board of Managers of Western Plains Energy, L.L.C. (“WPE”) dismissed Eide Bailly LLP (“Eide Bailly”) as WPE’s independent public accountants.

The audit reports of WPE on the financial statements of WPE for the fiscal year ended December 31, 2002 and for the period from July 10, 2001 (inception) to December 31, 2001 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

During WPE’s fiscal year ended December 31, 2002 and for the period from July 10, 2001 (inception) to December 31, 2001 and through the date hereof there were no disagreements with Eide Bailly on any matter of accounting principle or practice, financial statement disclosure, or auditing scope or procedure which, if not resolved to Eide Bailly’s satisfaction, would have caused Eide Bailly to make reference to the subject matter of such disagreement in connection with Eide Bailly’s report on WPE’s financial statements for such year and period.

Eide Bailly’s Letters to WPE’s Board of Managers dated January 24, 2002 and January 14, 2003, respectively, advised that, in Eide Bailly’s judgment, there were reportable conditions related to WPE’s internal controls.  WPE’s Audit Committee has discussed these matters with Eide Bailly, and, in response, WPE has recently employed additional bookkeeping staff, which it expects will begin working on or about November 3, 2003, and intends to implement additional appropriate internal controls.

Also on October 15, 2003, the Board of Managers of WPE engaged Stark Winter Schenkein & Co., LLP to review WPE’s balance sheet as of September 30, 2003, and related statements of income and cash flows for the three and nine months then ended.

WPE has provided Eide Bailly with a copy of the foregoing disclosures.  Attached, as Exhibit 16.1, is a copy of Eide Bailly’s letter, dated October 23, 2003, stating its agreement with such statements.

Item 7.  Financial Statements and Exhibits.

(c)	Exhibits.

	16.1	Eide Bailly LLP letter dated October 23, 2003

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESTERN PLAINS ENERGY, L.L.C.

Date: October 23, 2003	By	/s/Jeff Torluemke
Jeff Torluemke
	Its	Chief Executive Officer

EXHIBIT INDEX

16.1	Eide Bailly LLP letter dated October 23, 2003